Exhibit 23.2

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the BHP Group Limited Equity and Cash Incentive Plan Rules and the BHP Group Limited Global Employee Share Plan of our reports dated August 22, 2025, with respect to the consolidated financial statements of BHP Group Limited included in its Annual Report (Form 20-F) for the year ended 30 June 2025, filed with the Securities and Exchange Commission.

/s/ Ernst and Young

Melbourne, Australia

August 22, 2025